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                                                                     Exhibit 3.1
                          CERTIFICATE OF INCORPORATION
                                       OF
                                BIONEBRASKA, INC.

                                    ARTICLE I

                                      NAME

         The name of the corporation is BioNebraska, Inc.

                                   ARTICLE II

                                REGISTERED OFFICE

         The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                                    PURPOSES

         The nature of the business or purposes to be conducted or promoted by the corporation shall include any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                                  CAPITAL STOCK

         4.1 AUTHORIZED CAPITAL STOCK. The total number of shares of stock which the corporation shall have authority to issue is Twenty Three Million (23,000,000) shares, divided into Twenty Million (20,000,000) shares of common stock, $).01 par value per share, and Three Million (3,000,000) shares of preferred stock, having a par value of $.01 per share. The designations, voting rights, par values, powers, preferences and rights, and the qualifications, limitations or restrictions of the corporation's preferred stock are to be determined by resolution of the Board of Directors and a certificate setting forth such resolutions and the number of shares of such class or series must be filed and recorded pursuant to Delaware law.


         4.2 VOTING RIGHTS. Each holder of record of the common stock or the corporation shall be entitled to one (1) vote for each share of common stock held by him or her at each

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meeting of the stockholders and in respect to any matter on which the stockholders have a right to vote. The right to vote shall be subject to the provisions of the bylaws of the corporation in effect from time to time with respect to closing the transfer books and fixing a record date for the determination of shares entitled to vote.

         4.3 PRE-EMPTIVE RIGHTS. Unless otherwise provided by the Board of Directors, the stockholders of the corporation shall not have the pre-emptive right of subscription to any shares of capital stock of the corporation to be issued or sold, or hereafter authorized, or any obligations or securities exchangeable for or convertible into stock of the corporation which has not yet been authorized.

         4.4 STOCK RIGHTS AND OPTIONS. The Board of Directors shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or series, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights as approved by the Board of Directors.

         4.5 DIVIDENDS. The holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, dividends, payable either in cash, in property or in shares of the capital stock of the corporation.

                                    ARTICLE V

                                    EXISTENCE

    The corporation is to have perpetual existence.

                                   ARTICLE VI

                         STOCKHOLDER MEETINGS AND BOOKS

         Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

                                   ARTICLE VII

                                    DIRECTORS

         7.1 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.


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         7.2 Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                  ARTICLE VIII

                         EXCULPATION AND INDEMNIFICATION

         8.1 A director of the corporation shall not be liable to the corporation or the stockholders of the corporation for monetary damages for a breach of the fiduciary duty of care as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same currently exists or hereafter is amended.

         8.2 The corporation shall, to the fullest extent permitted under Delaware General Corporation Law as the same currently exists or hereafter is amended, indemnify the directors and officers of this corporation. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director or officer by the corporation for any liability which has not been eliminated by the provisions of this Article.

                                   ARTICLE IX

                            AMENDMENT OF CERTIFICATE

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                    ARTICLE X

                                  INCORPORATOR

         The name and address of the incorporator is as follows:

             Name                                             Address
             ----                                             -------

      Thomas R. Coolidge                        3940 Cornhusker Hwy., Suite 600
                                                Lincoln, Nebraska  68504-1503


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         I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed, and the facts stated herein are true, and accordingly, have hereunto set my hand this 3rd day of June, 1993.


                                                 /s/   Thomas R. Coolidge
                                               -------------------------------
                                               Thomas R. Coolidge.


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